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                                  EXHIBIT 5.1



                         [OPINION OF MCBREEN & KOPKO]



October 31, 2000

Sonic Foundry, Inc.
1617 Sherman Avenue
Madison, WI 53704

                      REGISTRATION STATEMENT ON FORM S-3

                           _________________________

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 which you intend to file with the Securities and Exchange Commission on or about November 2, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 635,994 shares of your Common Stock issued or issuable upon exchange of certain non-voting exchangeable shares, exercise of certain non-voting exchangeable shares options, and exercise of certain warrants (the "Shares") to be sold by certain stockholders described in the Registration Statement (the "Selling Stockholders"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares by the Selling Stockholders in the manner set forth in the Registration Statement in the section entitled "Plan of Distribution."

     It is our opinion that the Shares, when sold by the Selling Stockholders in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

Sincerely,
MCBREEN & KOPKO

/s/ MCBREEN & KOPKO